Exhibit 23.1

New York Office 7 Penn Plaza Suite 830 New York, New York, 10001 T 646.442.4845

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of EZGO Technologies Ltd. on Form F-1 Amendment No.1 [FILE NO. 333-256311] of our report dated February 16, 2021, with respect to our audits of the consolidated financial statements of EZGO Technologies Ltd. as of September 30, 2020 and 2019 and for each of the three years ended September 30, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Marcum Bernstein & Pinchuk LLP

New York, New York

May 24, 2021

www.marcumbp.com